Trailer Bridge, Inc.
January 17, 2012

Exhibit 99.3

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REACHES AGREEMENT WITH NOTE HOLDERS TO RESTRUCTURE COMPANY;

SUBMITS BANKRUPTCY PLAN

Company continues strategic reorganization process to restructure balance sheet as it provides uninterrupted service to customers

Jacksonville, FL — January 17, 2012 — Trailer Bridge, Inc. (“Trailer Bridge” or the “Company”) (OTC: TRBRQ) today announced that it has reached an agreement with its major note holders and submitted a restructuring plan (the “Plan”) to the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”) on January 14, 2012. If the Plan is approved, the Company will seek to emerge from Chapter 11 by the end of March 2012.

Strategic Reorganization

After working closely with the largest public note holders (the “Majority Note Holders”), including SEACOR Holdings, Inc. and Whippoorwill Associates, Inc., which collectively represent more than 90% of the $82.5 million 9.25% Senior Secured Notes (the “Notes”), the Company reached an agreement with the Majority Note Holders on a plan the Company believes will strengthen its balance sheet and provide long-term security for its operations. As part of this agreement, the Majority Note Holders have agreed to provide the Company with exit financing to fund the distributions under the Plan.

Under the proposed Plan, current holders of the Notes would receive a pro rata share of a $65 million debt instrument and 91% interest in the newly restructured company. As a result, upon emergence from bankruptcy, SEACOR Holdings, Inc. will be the Company’s largest stakeholder and intends to use its extensive maritime transportation experience to assist the Company in implementing its strategy to return it to sustainable and profitable operations.

If the Plan is approved, secured creditors and contract parties will receive 100% payment on their pre-filing claims and unsecured creditors will receive their pro rata distribution from funds made available to them from an exit financing facility provided by the Majority Note Holders. Additionally, the holders of Trailer Bridge’s existing common equity will have the option to receive 9% of the reorganized Company’s common equity or a cash payment of $0.15 per share. Holders of the existing common equity are encouraged to review the Plan as filed with the Bankruptcy Court at www.kccllc.net/TrailerBridge, and, upon approval, information will be sent to such holders regarding their options.

Approval of the Plan is subject to a number of conditions, including Bankruptcy Court approval, the execution of definitive documentation, and receipt of necessary acceptances from creditor classes and equity interest holders.

Trailer Bridge, Inc.
January 17, 2012

Throughout this process, Trailer Bridge provided uninterrupted service to its customers and continued its normal vessel sailing schedule between Jacksonville, Florida, San Juan, Puerto Rico, and the Dominican Republic.

Comments from Management

William G. Gotimer, Jr. and Mark A. Tanner, the Company’s co-Chief Executive Officers, jointly stated, “We are very pleased to have reached an agreement that strengthens our ability to provide quality service to our customers. We have worked diligently to keep customers, vendors, employees and shareholders apprised of our progress, and greatly appreciate their support. We expect to emerge from this process with a revitalized balance sheet and a stronger company.”

About Trailer Bridge, Inc.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata.

Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include: (i) the potential adverse impact of the bankruptcy case on our business, financial condition or results of operations, including our ability to maintain contracts and other customer and vendor relationships that are critical to our business and the actions and decisions of our creditors and other third parties with interests in our bankruptcy case; (ii) our ability to maintain adequate liquidity to fund our operations during the bankruptcy case and to fund a plan of reorganization and thereafter, including maintaining normal terms with our vendors and service providers during the bankruptcy case and complying with the covenants and other terms of our financing agreements; (iii) our ability to obtain court approval with respect to motions in the bankruptcy case prosecuted from time to time and to develop, prosecute, confirm and consummate a plan of reorganization with respect to the bankruptcy case and to consummate all of the transactions contemplated by such plan of reorganization; (iv) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 bankruptcy case to a Chapter 7 case; and (v) those factors identified in our filings with the Securities and Exchange Commission as may be accessed at www.sec.gov.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative and will pose substantial risks. Trading prices for the Company’s common stock may bear little or no relationship to the actual recovery, if any, by holders thereof in the bankruptcy case. Accordingly, the Company urges extreme caution

Trailer Bridge, Inc.
January 17, 2012

with respect to existing and future investments in its common stock. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this press release, and which we assume no obligation to update.

TRBR INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Adam Prior

(212) 836-9606

aprior@equityny.com

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